Exhibit 10.1
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EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 12th day of June 2006 by and between STATE NATIONAL BANCSHARES, INC., a Texas corporation (together with any successor thereto, the “Company”), and TOM C. NICHOLS (the “Executive”).
WITNESSETH:
     WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer pursuant to an employment agreement, dated as of June 30, 1999, by and between the Executive and the Company (as the same may be amended, the “Prior Agreement”);
     WHEREAS, on the date hereof, the Company entered into an Agreement and Plan of Merger By and Among Banco Bilbao Vizcaya Argentaria, S.A. (the “Parent”), and the Company (the “Merger Agreement”) pursuant to which a newly-formed wholly-owned subsidiary of Parent will be merged with and into the Company (the “Transaction”) and the Company will be the surviving corporation;
     WHEREAS, the Executive and the Company acknowledge and agree that the Executive has had and will continue to have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Subsidiaries and has established and developed and will continue to establish and develop relations and contacts with the principal customers and suppliers of the Company and its Subsidiaries in Texas and New Mexico, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates;
     WHEREAS, (i) in the course of his employment with the Company, the Executive has obtained and will continue to obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates that could be used to compete unfairly with the Company and its Affiliates; (ii) the covenants and restrictions contained in Sections 8, 9, 10 and 11 are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) the Executive desires to be bound by such covenants and restrictions;
     WHEREAS, in connection with and subject to consummation of the Transaction, the Company desires to continue the employment of the Executive, and the Executive desires to accept such continued employment, in each case, on and subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

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          1. Term. Subject to the consummation of the Transaction, the Executive shall continue his employment with the Company pursuant to the terms and conditions of this Agreement and this Agreement will become effective at the Effective Time (as defined in the Merger Agreement) (the date on which the Effective Time occurs referred to herein as the “Effective Date”). Subject to consummation of the Transaction, the Company shall employ the Executive for a one (1) year term beginning on the Effective Date (the “Employment Term”). The Executive and the Company each hereby acknowledge and agree that their respective rights and obligations hereunder are subject to the consummation of the Transaction and the Prior Agreement shall remain in full force and effect until the consummation of the Transaction and, thereafter, the Prior Agreement shall terminate in its entirety and be of no further force or effect.
          2. Position. The Executive will serve initially as the Chief Executive Officer of the Company. During the Employment Term, the Executive will be responsible for the integration of the business and operations of the Company with the other businesses conducted by Parent or its Subsidiaries and the transition of the business and operations of the Company to a successor management team and shall have such other duties an d responsibilities as are customarily assigned to individuals serving in such position and as the Board of Directors of the Company (the “Board”) may specify from time to time. During the Employment Term the Board may modify the Executive’s title as appropriate to reflect the new integrated structure of the Company and the successor management team. During the Employment Term, the Executive shall devote all of his skill, knowledge and working time to the conscientious performance of his duties and responsibilities hereunder, except for (i) vacation time taken in accordance with the applicable policies of the Company and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder, (A) such reasonable time as may be devoted to service on boards of directors of other corporations and entities, subject to the provisions of Sections 8, 9, 10 and 11, and the fulfillment of civic responsibilities and (B) such reasonable time as may be necessary from time to time for personal financial matters. During the Employment Period, Employer shall use its reasonable best efforts to cause Executive to be nominated and elected to serve as a member of the Board of Directors, without additional compensation.
          3. Salary. During the Employment Term, the Company will pay the Executive a base salary of $350,000 per annum, payable in accordance with the Company’s regular payroll practices. The Executive’s base salary will be subject to bi-annual review and the Company may, in its sole discretion, increase, but not decrease, such amount.
          4. Annual Bonus. During the Employment Term, the Company will pay the Executive an annual bonus of $150,000, payable at the end of the Employment Term.
          5. Transaction Completion Bonus. Provided the Effective Date occurs after December 31, 2006, the Company will pay to the Executive a cash

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transaction bonus of $1,500,000 on or as soon as reasonably practicable following the Effective Date.
          6. Employee Benefits. During the Employment Term, the Executive will be entitled to participate generally in the benefit and perquisite plans and programs of the Company made available to other executive officers of the Company (including, to the extent maintained by the Company, life, medical, vision, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans) in accordance with the terms and conditions of such plans or programs, as in effect from time to time.
          7. Business Travel, Lodging, etc. The Company shall reimburse the Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s business travel reimbursement policy applicable to its senior executives as in effect from time to time.
          8. Unauthorized Disclosure. During the period of Executive’s employment with the Company and the ten year period following any termination of such employment, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, the Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, the Executive shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board or the Board of Directors of any of the Company’s Affiliates or to management of the Company or any of its Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to the Company or any of its Affiliates or (b) that the Company or any of its Affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of the Executive’s breach of this Section 8).
          9. Non-Competition. During the period of the Executive’s employment with the Company and, following any termination thereof, the period ending on the third anniversary of the Effective Date (such periods, collectively, the “Restriction Period”), the Executive shall not, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal or stockholder (other than a holder of less than 5% of the outstanding voting shares of any publicly held company) of, any Person that competes or has a reasonable potential for competing with any part of the business of the Company or any of its Subsidiaries, in

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the case of the period prior to the second anniversary of the Effective Date, anywhere in Texas or New Mexico and, in all other cases, anywhere in Texas or New Mexico where the Company conducts business as of the Closing Date (as defined in the Merger Agreement).
          As consideration for the Executive’s agreeing to and complying with the non-competition restrictions in this Section 9 and the non-solicitation restrictions under Section 10 and 11 of this Agreement, and subject to the Executive’s continued compliance with all such restriction, the Company shall (i) pay the Executive an aggregate amount of $1 million, with one-half of such amount payable on the second anniversary of the Effective Date and the remaining one-half payable on the third anniversary of the Effective Date and (ii) shall provide the Executive with coverage for him and his eligible dependents under the Company’s medical and other health plans during the period commencing on the first anniversary of the Effective Date and ending on the third anniversary of the Effective Date, subject to timely payment by the Executive of all premiums, contributions and other co-payments required to be paid by senior executives of the Company under the terms of such plans as in effect from time to time.
          10. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not, directly or indirectly, for his own account or for the account of any other Person, solicit for employment, employ or otherwise interfere with the relationship of the Company or any of its Affiliates with any natural person who is or was employed by or otherwise engaged to perform services for the Company (other than as an employee of or consultant to any legal, accounting or other professional service firm retained by the Company or any of its Affiliates) or any of its Affiliates at any time during which Executive was employed by the Company pursuant to this Agreement or, in the case of any such solicitation, employment or interference following the Employment Term, during the six-month period preceding such solicitation, employment or interference, other than any such solicitation or employment on behalf of the Company or any of its Affiliates during the Executive’s employment with the Company.
          11. Non-Solicitation of Customers. During the Restriction Period, the Executive shall not, directly or indirectly, for his own account or for the account of any other Person, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its Affiliates with any Person which is or was a customer, client or distributor of the Company or any of its Affiliates at any time during which the Executive was employed by the Company pursuant to this Agreement, other than any such solicitation on behalf of the Company or any of its Affiliates during the Executive’s employment with the Company.
          12. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. The Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in Sections 8, 9, 10, and 11 and this Section 12 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees

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that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.
          13. Assumption of Agreement. Employer shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          14. Entire Agreement; Termination of Prior Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with the Executive by any other Person and those contained in the Prior Agreement or any other prior employment, consulting or similar agreement entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.
          15. Miscellaneous
          (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company, and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other, except as provided pursuant to this Section 15. The Company may effect such an assignment without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 13.
          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Texas without reference to principles of conflicts of laws.
          (c) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.
          (d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive. No

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waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
          (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
          (f) Notices. Any notice or other communication required or permitted to be delivered under this Amended Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
(A)	If to the Company, to it at:

Peter Paulsen, Esq. c/o BBVA USA, Inc. Waterway Two 10001 Woodloch Forest Drive Suite 610 The Woodlands, TX 77380

(C)	if to the Executive, to him at his residential address as currently on file with the Company.
          16. Certain Definitions.
          “Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.
          “Control”: with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

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          “Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
          “Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
          “Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.
          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

STATE NATIONAL BANCSHARES, INC.
By:	/s/ Don E. Cosby
Don E. Cosby

/s/ Tom C. Nichols
Tom C. Nichols